EXHIBIT - 11.1

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                                               ACE LIMITED AND SUBSIDIARIES
                                             COMPUTATION OF EARNINGS PER SHARE



                                                                   Three Months Ended               Six Months Ended
                                                                        March 31                        March 31
                                                                   1997           1996             1997           1996
                                                                 --------       --------         --------       ------
                                                                        (in thousands, except per share amounts)

Earnings per share - Primary

Weighted average shares outstanding                          57,332,309       46,105,114      57,885,112   46,107,816
Average stock options outstanding (net of repurchased
   shares under the treasury stock method)                      780,130          354,507         715,786      354,507
                                                           ------------     ------------    ------------ ------------

Weighted average shares and share equivalents
outstanding                                                  58,112,439       46,459,621      58,600,898   46,462,323
                                                             ==========       ==========      ==========   ==========

Net income                                                 $     77,949      $    56,803      $  203,690  $   150,339
                                                           ============      ===========      ==========  ===========

Earnings per share                                         $       1.34       $     1.22      $     3.48  $      3.24
                                                           ============      ===========      ==========  ===========

Earnings per share - Assuming full dilution

Weighted average shares outstanding                          57,332,309       46,105,114      57,885,112   46,107,816
Average stock options outstanding (net of repurchased
shares under the treasury stock method)                         841,623          363,585         841,623      363,585
                                                          -------------     ------------    ------------ ------------

Weighted average shares and share equivalents
outstanding                                                  58,173,932       46,468,699      58,726,735   46,471,401
                                                             ==========       ==========      ==========   ==========

Net income                                               $       77,949     $     56,803    $    203,690  $   150,339
                                                         ==============     ============    ============  ===========

Earnings per share                                       $         1.34     $       1.22    $       3.47  $      3.24
                                                      ================    ==============    ============  ===========
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